Exhibit 14

THESTREET.COM

CODE OF BUSINESS CONDUCT AND ETHICS

March 12, 2004

TABLE OF CONTENTS

Introduction	2

General Principles	2

Ethical Behavior	2

Compliance with Laws, Rules, and Regulations	2

Fair Dealing	3

Confidentiality of Information	3

Professionalism and Respect for Others	3

Conflicts of Interest	4

Duty of Loyalty	4

Corporate Opportunities	4

Insider Trading	4

Gifts and Entertainment	5

Business Practices	5

Editorial Conflicts Disclosure	5

Corporate Disclosure under the Securities Laws	5

Books and Records	6

Employment Practices	6

Compliance with the Code	6

Reporting of Violations	6

Enforcement of the Code	7

Waivers of the Code	7

Certification

THESTREET.COM, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This Code of Business Conduct and Ethics embodies the commitment of TheStreet.com, Inc. and its subsidiaries to conduct its business in an honest and ethical manner, in accordance with all applicable laws, rules, and regulations. All of our employees, as well as directors and outside contributors to our publications, are expected to adhere to the provisions of this code that apply to them.

TheStreet.com’s reputation for honesty, integrity, and editorial independence in the marketplace is central to our success as a business. Accordingly, all of us have a personal responsibility to conduct ourselves in a way that reflects positively on our company and that is in keeping with the letter and spirit of the law and the principles set forth in this code.

No written policy could possibly cover every business situation or ethical issue that may arise amidst the challenges of conducting business in a complex and rapidly changing environment. However, the code is intended to articulate standards of ethical conduct that should apply to all business dealings and activities of the company.

General Principles

Everyone associated with TheStreet.com should be guided by the following general principles in deciding what course of action to take in any particular circumstance.

Ethical Behavior

Your decisions and behavior can have far-reaching implications for you as an individual and on TheStreet.com as a corporation. Working at TheStreet.com means acceptance of individual responsibility for behaving in an honest and ethical manner in the pursuit of TheStreet.com’s business objectives.

Compliance with Laws, Rules, and Regulations

We as a firm must respect and obey all of the laws, rules, and regulations that apply to our business. TheStreet.com, a registered investment advisor, and Independent Research Group LLC, our registered broker dealer subsidiary, have policies and procedures designed specifically to meet applicable laws, rules, and regulations. Managers of each business unit are responsible for establishing (with the assistance of the Legal Department) procedures sufficient to ensure that their business units operate in compliance with the laws, rules, and regulations that apply to them. Although you as an employee are not expected to know the details of every law or rule affecting the business, it is your responsibility to become familiar with and comply with firm-wide policies and procedures, and those of your business unit. If you are unsure or have any questions regarding applicable policies and procedures, do not hesitate to seek advice from your supervisor, department manager, compliance officer, or the General Counsel.

Fair Dealing

We seek to achieve our business goals fairly and honestly, through legal and ethical business practices only. Each employee should endeavor to deal fairly with TheStreet.com’s customers, subscribers, advertisers, suppliers, and fellow employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair practice.

Confidentiality of Information

In producing TheStreet.com’s publications and carrying out its business, employees, directors, and outside contributors to our publications may learn confidential or proprietary information about the company or third parties. Such information may include, among other things, (i) confidential information about yet-to-be-published news, commentary, investment recommendations, advertising, or other material, as well as (ii) non-public information concerning the company’s business, financial performance, marketing or strategic plans, customer information, and pricing information, and (iii) non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed.

All such information is strictly the property of TheStreet.com, and you may not disclose it to others or use it for your own or someone else’s benefit. In particular, you must not use yet-to-be published information as a basis for any investment decision. TheStreet.com’s Investment Policy and its editorial policies provide detailed rules with respect to such situations.

Within the company, confidential or proprietary information should be disclosed only to those who need the information to meet their business responsibilities. You should also be careful not to discuss such matters with family members or business or social acquaintances or in places where you can be overheard.

Professionalism and Respect for Others

We expect our employees to behave with professionalism and respect toward their fellow employees and to other members of TheStreet.com community, such as our directors, outside contributors, suppliers, and customers, and to strive for quality and productivity in the performance of their work. In addition, when representing TheStreet.com in public, employees should always comport themselves in a manner that reflects favorably on the company.

Conflicts of Interest

Generally, a “conflict of interest” occurs when an individual’s private interest improperly interferes with the interests of the company: for example, when you exploit your position with the company to obtain personal benefits for yourself or your family members, or to benefit a customer, supplier, or competitor of the company in which you or your family members have personal interest.

Employees and directors have a duty to avoid any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest with the company, unless such transaction or relationship has been specifically approved by the company. If you have any questions about what might constitute a conflict of interest, or to report any transaction or relationship that you believe has occurred or may occur that might constitute a conflict of interest, please contact the General Counsel. Any such transaction or relationship should be avoided unless specifically approved.

Duty of Loyalty

Employees and directors owe a duty to the company to refrain from competition with the company, and to advance the company’s legitimate business interests when the opportunity to do so arises. Additionally, employees may not, without the company’s prior approval, engage in outside employment or other outside activity that interferes with their duties and responsibilities at the company. Furthermore, all employees and directors should act in a manner that protects the company’s assets and ensures their proper and efficient use.

Corporate Opportunities

A “corporate opportunity” is a business opportunity discovered through the use of company property, information, or position. Employees and directors are prohibited from taking for themselves (or directing to a third party) any corporate opportunity, unless the company has already been offered the opportunity and turned it down. Employees and directors are also prohibited from using corporate property, information, or position for personal gain.

Insider Trading

“Insider trading” is the purchase or sale of securities by a person who is in possession of material non-public or confidential information about the securities and who owes a duty not to take personal advantage of the information.

It is both illegal and against company policy for any employee, director, or outside contributor who is aware of material nonpublic information relating to TheStreet.com or another company to buy or sell any securities of TheStreet.com or such other company.

Passing such information on to another person, or recommending that such other person buy or sell securities based on inside information, –– sometimes known as “tipping” –– is also generally illegal and against company policy. Additional trading restrictions, which apply to officers, directors and other employees whose positions tend to make them privy to material, non-public information about the company, are contained in TheStreet.com’s Investment Policy.

Gifts and Entertainment

Employees should use good judgment when giving or accepting gifts or entertainment in business settings. The nature and value of any such gift or entertainment should be consistent with customary business practice and departmental guidelines. No gift should be given or accepted in violation of applicable law. If you have questions regarding the appropriateness of a gift or entertainment, please discuss with your supervisor, manager, compliance officer, or the General Counsel before you accept it.

Business Practices

Editorial Conflicts Disclosure

TheStreet.com publishes news, which is produced by the journalists and editors in its newsroom, and commentary, which is produced by a group of outside contributing columnists. In order to avoid any appearance that our reporting is driven by personal interest, it is company policy that journalists, editors, and other editorial staff members are prohibited from holding positions in individual stocks, other than stock in TheStreet.com. In addition, in the interests of full disclosure, when outside contributing columnists write about stocks in which they or their firms have a position, appropriate disclosure must be made. Detailed rules and procedures regarding these and other matters of securities ownership by persons associated with the company can be found in TheStreet.com’s Investment Policy.

Corporate Disclosure under the Securities Laws

It is the policy of TheStreet.com that the information in its public communications, including filings with the Securities and Exchange Commission, be full, fair, accurate, timely, and understandable. All employees and directors who are involved in the company’s disclosure process are responsible for acting in furtherance of this policy.

If you are involved in the preparation of the company’s financial statements, you must do so according to applicable accounting standards and rules so that all transactions are properly recorded and the financial statements fairly and completely reflect the operations and financial condition of the company.

Books and Records

It is essential to the operation of TheStreet.com, and to maintaining investor confidence, that the company’s financial books and records be accurate and complete.

If you have reason to believe that any of the company’s books and records are not being maintained in an accurate or complete manner or that any misleading statement has been made to an auditor or included in the company’s SEC filings, you are expected to report this immediately to the General Counsel. Alternatively, you may report such matters on a confidential and anonymous basis by calling the “Whistleblower Hotline” established by the Audit Committee of our Board of Directors. The hotline number can be found on the company’s Human Resources Intranet and has also been posted in the company’s offices.

Employment Practices

We are firmly committed to providing equal opportunity in all aspects of employment. We will not tolerate any illegal discrimination or harassment of any kind. The company expects its employees and directors to treat colleagues, employees, and others with whom they interact with respect and dignity. The company seeks to encourage an atmosphere in which openness, cooperation, and consultation are the norms.

Compliance with the Code

TheStreet.com takes this Code of Business Conduct and Ethics very seriously. All employees, as well as directors and outside contributors to our publications, are responsible for compliance with those aspects of the code that apply to them. At the time of adoption of this code, all such persons will be required to read it and to certify in writing that they have done so. Thereafter, all new employees, directors and outside contributors will be required to read it and so certify.

Reporting of Violations

Employees and directors should be alert and sensitive to situations that could result in violations of law or of the standards of ethical conduct set forth in this code. If you believe your own conduct, or that of another employee, officer, or director may have violated the law or this code, you have an obligation to report the matter.

Generally, you should raise such matters first with your immediate supervisor or the manager of your department. If you are not comfortable bringing the matter up with your supervisor or manager, or have done so and do not believe he or she has dealt with the matter properly, then you should raise the matter with the General Counsel (which may be done on an anonymous basis). All such communications will be handled discreetly and will be kept confidential to the extent feasible. Alternatively, you may raise any legal or ethical concerns you may have on a confidential and anonymous basis by calling the “Whistleblower Hotline” established by the Audit Committee of our Board of

Directors. The Hotline number can be found on the company’s Human Resources Intranet and has also been posted in the company’s offices. Allegations of fraud or other misconduct involving management or other employees who have a significant role in the company’s financial reporting, disclosures or internal controls, shall be reported to the company’s Audit Committee.

It is the company’s policy not to allow retaliation for reports of misconduct by others made in good faith. However, any person who knowingly makes a false report of questionable behavior will be subject to disciplinary action.

Enforcement of the Code

The company is committed to upholding the highest standards of ethical business conduct. The company will investigate any allegations of misconduct. All employees, directors, and outside contributing columnists are expected to cooperate with any such investigation, as applicable. Employees, directors, and outside contributors who violate the law or this code will be subject to disciplinary measures, which may include, as applicable, reprimand, suspension without pay, demotion, termination, and reporting of violations of law to the appropriate authorities. In determining what action is appropriate in a particular case, the company will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

Waivers of the Code

Any waiver of this code for executive officers, senior financial officers, or directors may be made only by the Board of Directors or a Board committee, and will be promptly disclosed publicly as required by law or Nasdaq Stock Market requirements.

THESTREET.COM

CODE OF BUSINESS CONDUCT AND ETHICS

Certification

_____________________________
Print Name
_____________________________
Title or Relationship to TheStreet.com

This is to acknowledge that I have received, read, and understand TheStreet.com’s Code of Business Conduct and Ethics dated March 12, 2004 (the “Code”). I certify that I will comply fully with all terms of the Code.

_______________________________________
Signature
_______________________________________
Date

PLEASE SIGN AND RETURN THIS ACKNOWLEDGMENT
AS SOON AS POSSIBLE.